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                                                                     EXHIBIT 3.1
                              ARTICLES OF AMENDMENT

                                       OF

                                ENVOY CORPORATION

     To the Secretary of State of the State of Tennessee:

     Pursuant to the provisions of Section 48-16-102 of the Tennessee Business Corporation Act and the powers expressly delegated to the Board of Directors by
Article 5 of the undersigned corporation's Amended and Restated Charter, as amended (the "Charter"), the undersigned corporation submits these Articles of Amendment to its Charter for the purposes of establishing and designating a series of shares out of the 12,000,000 authorized shares of Preferred Stock, no par value (the "Preferred Stock"), and fixing and determining the relative rights and preferences thereof.

     FIRST. The name of the corporation is Envoy Corporation (the
"Corporation").

     SECOND. Article 5 of the Charter is hereby amended by deleting the first paragraph of such Article in its entirety, and replacing it with the paragraph set forth below, by designating current Paragraph 2 of Article 5, Section A as Paragraph 3 and by adding the new Paragraph 2 of Article 5, Section A, which shall read in its entirety as set forth below:

     "5. The Corporation is authorized to issue two classes of stock in the following number of shares: (i) 48,000,000 shares of Common Stock, no par value (the "Common Stock") and (ii) 12,000,00 shares of Preferred Stock, no par value (the "Preferred Stock") of which 4,800,000 shares are designated as Series A Preferred Stock and 3,730,233 shares are designated as Series B Convertible Preferred Stock.

                                       ***

     A. Preferred Stock

                                       ***

     2. Series B Preferred Stock.

     (a) Designation. There shall be a series of Preferred Stock to be known and designated as Series B Convertible Preferred Stock (the "Series B Convertible Preferred Stock") and the number of shares constituting such series shall be 3,730,233.

     (b) Voting Rights.

     (i) Each share of Series B Convertible Preferred Stock shall entitle the holder thereof to (x) vote together with the holders of the shares of Common Stock of the



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Corporation on all matters submitted to a vote of the holders of the shares of
Common Stock of the Corporation and (y) have the number of votes per share as such holder would have upon conversion of the Series B Convertible Preferred Stock to Common Stock as provided in paragraph (A)(2)(e)(iv) hereof.

     (ii) The Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the number of shares of Series B Convertible Preferred Stock at the time outstanding, voting or consenting (as the case may be) separately as a class, given in person or by proxy:

     (x) create, issue or authorize the creation or issuance of any additional class or series of stock ranking senior to or on parity with the Series B Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of Series B Convertible Preferred Stock or the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up on the Corporation, or create, issue or authorize the creation or issuance of any obligation or security convertible into shares of Series B Convertible Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, issuance, authorization or increase shall be by means of amendment to the Corporation's Amended and Restated Charter or by merger, consolidation or otherwise; or

     (y) alter or change any of the provisions hereof so as adversely to affect the preferences, special rights or powers given to the Series B Convertible Preferred Stock.

     (iii) If General Atlantic Partners 25, L.P., GAP Coinvestment Partners, L.P. and any affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) thereof own in the aggregate (a) at least a majority of the outstanding shares of Series B Convertible Preferred Stock and (b) shares of Common Stock and/or Series B Convertible Preferred Stock or other securities of the Company convertible into or exchangeable for shares of voting capital stock of the Company that represent (after giving effect to any adjustments) at least 5% of the total number of shares of Common Stock outstanding on an as converted basis, the holders of the Series B Convertible Preferred Stock, voting as a separate series, shall be entitled to elect one director of the Corporation, which directorship shall be apportioned among the classes of board of directors by the Board of Directors of the Corporation. The Series B Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class with respect to the election of all of the other directors of the Corporation; provided, however, that if the conditions specified in the first sentence of this



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paragraph (A)(2)(b)(iii) necessary for the holders of the Series B Convertible
Preferred Stock to have a separate series vote for one director are not satisfied, the Series B Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class with respect to the election of all of the directors of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series B Convertible Preferred Stock then outstanding shall constitute a quorum of the Series B Convertible Preferred Stock for the election of the director to be elected solely by the holders of the Series B Convertible Preferred Stock. A vacancy in the directorship elected by the holders of the Series B Convertible Preferred Stock shall be filled only by vote or written consent of the holders of the Series B Convertible Preferred Stock.

     (c) Dividends. The holders of Series B Convertible Preferred Stock shall be entitled to receive cash dividends out of funds legally available therefor, if, when and as cash dividends are declared by the Board of Directors and paid out of funds legally available therefor with respect to the Common Stock, equal to an amount per share that would be received per share of Common Stock, as if the shares of the Series B Convertible Preferred Stock held by the holder were converted to Common Stock as provided in paragraph (A)(2)(e)(iv) hereof, on the record date for such dividend.

     (d) Liquidation.

     (i) In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, before any distribution or payment is made to the holders of stock ranking on liquidation junior to the Series B Convertible Preferred Stock, and after payment in full of all amounts due and owing to creditors and holders of superior rights of any series or class of preferred stock, if any, the holders of Series B Convertible Preferred Stock shall first be entitled, before any distribution is made upon any shares of Common Stock of the Corporation, to receive a preferential payment from the assets of the Corporation of cash of property to the extent of funds legally available therefor) equal to $10.75 per share (the "Series B Preference Amount") of Series B Convertible Preferred Stock plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon (such amount payable with respect to one share of Series B Convertible Preferred Stock being sometimes referred to as the "Series B Liquidation Payment" and with respect to all shares of Series B Convertible Preferred Stock being sometimes referred to as the "Series B Liquidation Payments"). If upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series B Convertible Preferred Stock of the Series B Liquidation Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series B Convertible Preferred Stock.

     (ii) Upon any such liquidation, dissolution or winding-up of the Corporation, after the holders of Series B Convertible Preferred Stock shall have been paid the



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Series B Liquidation Payments in full and the payment of any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence ranking on a parity with or senior to the Series B Convertible Preferred Stock, the remaining net assets of the Corporation shall be distributed to the holders of stock ranking on liquidation junior to the Series B Convertible Preferred Stock. For purposes hereof, the Common Stock shall rank on liquidation junior to the Series B Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding-up, stating a payment date and, to the extent known, the amount of the Series B Liquidation Payments and the place where said Series B Liquidation Payments shall be payable, shall be given by first class mail (postage prepaid), by telecopy, by overnight courier, or by telex, not less than ten (10) calendar days prior to the payment date stated therein, to the holders of record of the Series B Convertible Preferred Stock, such notice to be addressed to each such holder at the address shown on the stock transfer records of the Corporation.

     (iii) For the purposes of this paragraph (A)(2)9d), (x) the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or (y)(A) the merger or consolidation of the Corporation into or with any other corporation or (B) the merger of any other corporation into or with the Corporation, in each case if the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving corporation, shall be deemed to be a liquidation, dissolution or winding- up, voluntary or involuntary, of the affairs of the Corporation. The Corporation will give not less than thirty (30) days' prior written notice of the expected effective date of any such sale, conveyance, exchange, transfer, merger or consolidation to the holders of Series B Convertible Preferred Stock.

     (iv) In case outstanding shares of Series B Convertible Preferred Stock shall be subdivided (by stock split, stock dividend or otherwise) into a greater number of shares of Series B Convertible Preferred Stock, the relevant Series B Preferred Stock, the relevant Series B Preference Amount in effect immediately prior to each such combination, shall, simultaneously with the effectiveness of such combination, be proportionately increased.

     (v) Whenever the distribution provided for in this Paragraph (d) shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

     (e) Conversion.

     (i) At any time from the date of issuance of the shares of Series B Convertible Preferred Stock (the "Initial Issuance Date"), shares of Series B Convertible Preferred Stock may be converted, at the option of the holder thereof, into shares of fully paid and nonassessable Common Stock at the Conversion Rate (as hereinafter defined). The option to convert shares of the Series B Convertible Preferred Stock may be exercised by surrendering to




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the Corporation or any transfer agent for the Series B Convertible Preferred
Stock the certificate or certificates for the shares of the Series B Convertible Preferred Stock so to be converted, with the notice of conversion on such certificate duly completed and executed. Shares of Series B Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such shares in the manner herein prescribed for conversion and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock as of such date.

     (ii) Upon the transfer by an original holder of the Series B Convertible Preferred Stock to any person other than an affiliate thereof, such shares of Series B convertible Preferred Stock shall be converted automatically into the number of fully paid and nonassessable shares of Common Stock into which such shares of Series B Convertible Preferred Stock are then convertible pursuant to paragraph (A)(2)(e)(iv) on the date of such transfer without any further action by the holder or transferee of such shares of Series B Convertible Preferred Stock and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Series B Convertible Preferred Stock. In order to receive a Common Stock certificate, the transferee of the shares of Series B Convertible Stock shall surrender to the Corporation or its transfer agent for the Series B Convertible Preferred Stock the certificate or certificates representing such shares properly endorsed or accompanied by proper instruments of assignment, duly executed by or on behalf of the record holder of such certificate or certificates. Certificates representing the shares of Common Stock into which such shares of Series B Convertible Preferred Stock were so converted will be issued promptly after the surrender of such certificate or certificates.

     (iii) To the extent permitted by law, when shares of Series B Preferred Stock are converted, all dividends declared and unpaid on the shares of Series B Preferred Stock so converted to the date of conversion shall be immediately due and payable and must accompany the shares of Common Stock issued upon such conversion.

     (iv) At any time from the Initial Issuance Date, any shares (or fractions thereof) of Series B Convertible Preferred Stock may be converted at the option of the holder thereof into such number of fully paid and nonassessable shares of Common Stock as is equal to the product of the number of shares of Series B Convertible Preferred Stock being so converted multiplied by the quotient of (x) the Series B Preference Amount divided by (y) the conversion price of $10.75 per share, subject to adjustment as provided in this paragraph (A)(2)(e) (the "Conversion Rate"). However, if the Corporation shall at any time after the issuance of the Series B Convertible Preferred Stock subdivide or combine the outstanding shares of Common Stock or pay a dividend or distribution on the outstanding shares of Common Stock payable in equity securities of the Corporation, the Conversion Rule in effect immediately prior to the subdivision, combination or record date for such dividend shall forthwith be proportionately increased, in the case of combination, or proportionately decreased, in the case of a subdivision or dividend payable in equity securities of the Corporation, so that the holder of any share of Series B Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to



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receive the number of shares of Common Stock or other securities of the
Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series B Convertible Preferred Stock been converted immediately prior to the occurrence of such event.

     (v) If there shall occur any merger, consolidation, capital reorganization or any reclassification of the capital stock of the Corporation (other than a merger or consolidation which is deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to paragraph (A)(2)(d)(iii)), then, as a condition of such reorganization or reclassification, each holder of Series B Convertible Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock immediately heretofore receivable upon the conversion of Series B Convertible Preferred Stock, the number of shares of stock, other securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore receivable upon the conversion of Series B Convertible Preferred Stock had such reorganization or reclassification not taken place; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series B Convertible Preferred Stock, to the extent that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any stock, other securities or assets thereafter issuable or payable upon the conversion of the Series B Convertible Preferred Stock.

     (vi) No fractional shares of Common Stock are to be issued upon a conversion of Series B Convertible Preferred Stock into shares of Common Stock, but in lieu of delivering a fractional share, the Corporation shall pay to the holder surrendering the Series B Preferred Stock for conversion a cash adjustment in respect of any fraction of a share which would otherwise be issuable in an amount equal to the same fraction of the per share market price of the Common Stock on the date of exercise as determined in good faith by the Corporation. If the number of shares of Series B Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to paragraph
(A)(2)(e)(i) hereof exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares (or fraction thereof) of Series B Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

     (vii) The Corporation shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon conversion of the Series B Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series B Convertible Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit conversion of all outstanding shares of Series B



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     Convertible Preferred Stock. All shares of Common Stock which shall be so issuable shall be duly authorized and, when issued upon conversion of the Series B Convertible Preferred Stock, shall be validly issued, fully paid and nonassessable.

     (viii) The issuance of certificates for shares of Common Stock upon the conversion of any shares of the Series B Convertible Preferred Stock shall be made without charge to the converting holder of the Series B Convertible Preferred Stock for any issuance tax in respect thereof, and such certificates shall be issued in the name of, or in such names as may be directed by, the holder of the Series B Convertible Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes or other governmental charges which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the record holder of the Series B Convertible Preferred Stock, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or other governmental charge or shall have established to the satisfaction of the Corporation that such tax or other governmental charge has been paid or provided for.

     (ix) Shares of Series B Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall be retired and canceled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     (x) Upon any adjustment of the Conversion Rate, the Corporation shall deliver to each registered holder of Series B Convertible Preferred Stock at least ten days prior to effecting such adjustment a certificate, signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth the event requiring such adjustment, the method upon which such adjustment was calculated and the increased or decreased Conversion Rate then in effect following such adjustment. Any notice pursuant to this paragraph (A)(2)(e)(x) shall be given by personal delivery, overnight mail, certified or registered mail, return receipt requested, or telecopier, addressed to each holder of shares of Series B Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation.

     (xi) In case at any time or from time to time:

     (w) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock payable in cash or securities;

     (x) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;



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     (y) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale or other disposition of all or substantially all of the assets of the Corporation; or

     (z) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in each case, the Corporation shall mail to each holder of shares of Series B Convertible Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (B) the date on which such capital reorganization, reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective. Such notice also shall specify the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock, other securities, assets, or cash deliverable upon such reorganization, reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up, as the case may be.

     (f) Redemption The shares of Series B Convertible Preferred Stock shall not be redeemable by the Corporation or otherwise prior to January 1, 1999. Thereafter, upon thirty (30) days' prior written notice to the holder(s) of Series B Convertible Preferred Stock, if the average of the closing or the average of the closing prices and asked price of the Common Stock as reported on The Nasdaq National Market or such other exchange or market on which the Corporation's Common Stock is then traded for the sixty (60) consecutive trading days immediately preceding the date upon which such written notice is give to the holder(s) of the Series B Convertible Preferred Stock is not less than $21.50 per share (as appropriately adjusted to reflect the occurrence of any event specified in paragraph (A)(2)(e)(iv)), the Corporation shall have the option to call the shares of Series B Convertible Preferred Stock and the holders thereof shall be obligated to sell the shares to the Corporation upon the exercise of such call option at a price per share of Series B Convertible Preferred Stock equal to $10.75; provided, however, that notwithstanding the foregoing, the holders of the Series B Convertible Preferred Stock shall, prior to the expiration of the fifth day before termination of the 30-day notice period, have the right to covert the Series B Convertible Preferred Stock pursuant to paragraph (e) hereof.

     (g) Stock Purchase Rights. If any stock purchase rights have been or are hereafter issued to the holders of shares of Common Stock pursuant to the stockholders rights agreement, dated June 1, 1995, of the Corporation, or any successor plan, the holders of record of shares of Series B Convertible Preferred Stock shall be entitled to receive such stock purchase rights as if the shares of Series B Convertible Preferred Stock held by the holder thereof had been



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converted (subject to any adjustments provided in paragraph (A)(2)(e)(iv)) into
Common Stock as provided in paragraph (A)(2)(e)(iv) hereof, and the Corporation shall promptly amend or supplement such rights agreement so that such rights agreement applies to the Series B Convertible Preferred Stock as required by the preceding sentence.

     THIRD. This amendment was duly adopted on November 30, 1995 by the Board of Directors without shareholder approval as such was not required.

     FOURTH. This amendment, which will constitute an amendment to the Charter, is to be effective when filed with the Secretary of State.

Dated: March 6, 1996.

                          ENVOY CORPORATION


                          By: /s/ Jim D. Kever
                              -------------------------------------------

                          Title: President and Co-Chief Executive Officer
                                 ----------------------------------------




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